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                                                                    Exhibit 3.30

       MICHIGAN DEPARTMENT OF COMMERCE - CORPORATION AND SECURITIES BUREAU


                            ARTICLES OF INCORPORATION
                           Domestic Profit Corporation


ARTICLE I

The name of the corporation is:  RPI, Inc.

ARTICLE II

The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized capital stock is:

1.    Common Shares: 600,000 No Par Value

3. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

      None.

ARTICLE IV

1.    The address of the registered office is:

      2343 Delta Road
      Bay City, Michigan  48706

2.    The mailing address of the registered office if different than above is:

      P.O. Box 338
      Bay City, Michigan 48707

3.    The name of the resident agent at the registered office is: Craig Rattray
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ARTICLE V

The name(s) and address(es) of the incorporator(s) is (are) as follows:

      Bernard Mason
      4716 Arndt Court
      Auburn, Michigan  48611

ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VII

Any action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.


I (We), the incorporator(s) sign my (our) name(s) this 17th day of September, 1983.

                                    /s/ Bernard Mason
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                                    Bernard Mason


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